Exhibit 99.1

CONTACTS:

Shelly Doran                                                               317.685.7330   Investors

Les Morris                                                                          317.263.7711   Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS $900 MILLION OF SENIOR NOTES

Indianapolis, Indiana — August 9, 2010…..Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell $900.0 million of its senior unsecured notes in an underwritten public offering through Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint book-running managers, and BBVA Securities Inc., Mitsubishi UFJ Securities (USA), Inc., Nikko Bank (Luxembourg) S.A., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc., as co-managers.  The offering consists of $900.0 million of 4.375% notes due 2021.  The notes were priced at 99.605% of the principal amount to yield 4.422% to maturity.  The offering is expected to close on August 16, 2010.

The Operating Partnership intends to use the net proceeds from this offering primarily to fund the cash purchase of certain series of its senior notes that are tendered pursuant to the tender offer it commenced on August 9, 2010, and for general business purposes.

Copies of the prospectus and prospectus supplement may be obtained from Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, New York 10001, Attention: Prospectus Department, by telephone at 1-800-294-1322 or by email at dg.prospectus_distribution@bofasecurities.com; Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, New York 10010, Attn:  Prospectus Department or by telephone at 1-800-221-1037; Deutsche Bank Securities Inc., 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3901, by calling toll-free 1-800-503-4611 or by email at prospectusrequest@list.db.com; and J.P. Morgan Securities Inc., 383 Madison Avenue New York, NY 10179, Attention: High Grade Syndicate Desk or by telephone at (212) 834-4533.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About Simon Property Group

Simon Property Group, L.P. is a majority-owned subsidiary of Simon Property Group, Inc. (the “Company”).  The Company is an S&P 500 company and the largest real estate company in the U.S.  The Company owns or has an interest in 373 retail real estate properties comprising 256 million square feet of gross leasable area in North America, Europe and Asia.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  The Company’s common stock is publicly traded on the NYSE under the symbol SPG.